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                                                               Exhibit 23(p)(8)

                         BARON INVESTMENT FUNDS TRUST
                           BARON CAPITAL FUNDS TRUST
                              BARON SELECT FUNDS
                                  BAMCO, INC.
                        BARON CAPITAL MANAGEMENT, INC.
                              BARON CAPITAL, INC.

                      AMENDED AND RESTATED CODE OF ETHICS

                     Amended and Restated October 12, 2005

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                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
  A    Introduction.......................................................   1

  B    Statement of Business Conduct and Fiduciary Principles.............   2

  C    Definitions........................................................   3

  D    Restrictions.......................................................   9

  E    Exemptions.........................................................  13

  F    Additional Prohibitions; Penalties.................................  15

  G    Pre-Clearance and Brokerage........................................  15

  H    Reporting..........................................................  17

  I    Certifications.....................................................  20

  J    Sanctions..........................................................  20

  K    Administration and Construction....................................  20

  APPENDICES
  Confirmation............................................................  23
  Supplement..............................................................  24

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                         BARON INVESTMENT FUNDS TRUST
                           BARON CAPITAL FUNDS TRUST
                              BARON SELECT FUNDS
                                  BAMCO, INC.
                        BARON CAPITAL MANAGEMENT, INC.
                              BARON CAPITAL, INC.

                      AMENDED AND RESTATED CODE OF ETHICS

                     Amended and Restated October 12, 2005

A Introduction

   This Amended and Restated Code of Ethics (the "Code") applies to all employees, officers and directors of BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM") and Baron Capital, Inc. ("BCI") (hereinafter jointly referred to as the "Firm"). In addition, this Code applies to all employees, officers and trustees of Baron Investment Funds Trust, Baron Capital Funds Trust, and Baron Select Funds (collectively and individually a "Baron Fund").

   BAMCO and BCM are each registered as investment advisers with the Securities and Exchange Commission (each an "Adviser"). Rule 204A-1 of the Investment Advisers Act of 1940 (the "Advisers Act") requires the Advisers to adopt a code of ethics that establishes standards of conduct and reinforces fiduciary principles that govern the conduct of the Advisers and their personnel. Rule 204A-1 also requires each Supervised Person of an Adviser to comply with all applicable Federal Securities Laws.

   In addition, the Code has been adopted in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act") which relates specifically to the activities of BAMCO and BCI in connection with the Baron Funds. Rule 17j-1 makes it unlawful for Fund Access Persons and Disinterested Trustees, in connection with the purchase or sale, directly or indirectly, by such persons of a Security Held or to be Acquired by any series of a Baron Fund:

    1. to employ any device, scheme, or artifice to defraud a Baron Fund;

    2. to make to a Baron Fund any untrue statement of a material fact or omit to state to the Baron Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

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    3. to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Baron Fund; or

    4. to engage in any manipulative practice with respect to a Baron Fund.

   In view of the foregoing, the Board determined to adopt the Code to specify and prohibit certain types of Personal Securities Transactions deemed to create conflicts of interest and to establish reporting requirements and enforcement procedures. It is the judgment of the Board that, as a matter of policy, a code of ethics should not inhibit responsible personal investment within boundaries reasonably necessary to ensure compliance with applicable laws.

   Any material amendments to this Code must be presented to the Board for its approval no later than six months after adoption of a material change.

B. Statement of Business Conduct and Fiduciary Principles

   Each director, officer and employee of an Adviser has a duty to act in the best interest of Clients. In addition to the various laws and regulations covering the activities of the Advisers and the Baron Funds, it is clearly in the best interest of the Advisers as professional investment advisory organizations to avoid potential conflicts of interest or even the appearance of such conflict with respect to the conduct of its officers and employees. While it is not possible to anticipate all instances of potential conflict, the standard is clear. As a general principle, it is imperative that those who work for, or on behalf of, an Adviser avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interests of Clients. If you have any doubt as to the propriety of any activity, you should consult the Designated Persons.

   While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might arise, this Code is designed to set forth the policy regarding employee conduct in those situations in which conflicts are most likely to develop. The Firm and the Board believe that as a matter of general fiduciary responsibility the following four principles must govern the actions of Supervised Persons, Fund Access Persons and Disinterested Trustees, including personal investment activities. First, the interests of Clients must and shall come first. In any decision relating to personal investment, all persons subject to this Code must scrupulously avoid serving personal interests ahead of those of Clients. For example, it would be a violation of the Code for a Portfolio Manager to purchase for his/her own account a Security Held or to be Acquired by Client. Second, personal investments should comport with both the letter and spirit of the Code and should avoid any actual or potential conflicts of interest or any abuse of an individual's position of trust and

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responsibility. The Firm and the Board are committed to avoiding situations involving any real or possible impropriety, and persons subject to the Code should avoid conduct that creates a potential for problems. For example, it would be a violation of the Code for a Portfolio Manager to purchase Securities in the universe for which that Portfolio Manager has primary direct investment responsibility and authority for his/her personal account rather than for Client's account. See Section D.2.b. Third, the Firm's personnel and the Baron Funds should not take inappropriate advantage of their position with or on behalf of Client. It is imperative that those who work for or on behalf of Client avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interests of Client. For example, a Portfolio Manager should not receive an investment opportunity from persons seeking or doing business with Client. Fourth, Supervised Persons must comply with all applicable Federal Securities Laws.

   This Code does not cover all possible areas of potential liability under the Federal Securities Laws. Technical compliance with the Code will not automatically insulate from scrutiny trades by a person which show a pattern of abuse of such person's fiduciary duties to Clients. Persons subject to this Code should review this Code carefully before engaging in any transaction if the transaction directly or indirectly involves themselves or their family members and Client.

C. Definitions

    1. "Access Persons" means,

       (i) with respect to each Adviser, any Supervised Person who (A) has access to nonpublic information regarding any Clients' purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Fund, (B) is involved in making Securities recommendations to Clients or (C) has access to such recommendations that are nonpublic ("Adviser Access Persons") (since providing investment advice is the primary business of the Adviser, all of its directors and officers are presumed to be Adviser Access Persons); and

       (ii) with respect to the Baron Funds, (A) any director, trustee (other than a Disinterested Trustee), officer or employee of the Baron Funds, BAMCO or BCI (or any company in a Control relationship to the Baron Funds, BAMCO or BCI) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Baron Fund, or whose functions relate to the making of any

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          recommendations with respect to such purchases or sales or (B) any natural person in a Control relationship or deemed by the Designated Persons to be in a Control relationship to the Baron Funds, BAMCO or BCI who obtains information concerning the recommendations made to a Baron Fund with regard to the purchase or sale of a Security ("Fund Access Persons") (Since the primary business of BAMCO is advising Clients, all of the directors and officers of BAMCO are presumed to be Fund Access Persons. Additionally, all of the trustees of the Baron Funds (other than Disinterested Trustees) and officers are presumed to be Fund Access Persons).

    2.   "Adviser" has the meaning given to it in the Introduction.

    3. "Adviser Access Person" has the meaning given to it under the definition of Access Person.

    4. "Adviser Board" means, with respect to each Adviser, such Adviser's board of directors.

    5.   "Adviser's Act" has the meaning given to it in the Introduction.

    6.   "BAMCO" has the meaning given to it in the Introduction.

    7.   "Baron Capital Group" means Baron Capital Group, Inc.

    8.   "Baron Fund" has the meaning given to it in the Introduction.

    9.   "BCI" has the meaning given to it in the Introduction.

    10.  "BCM" has the meaning given to it in the Introduction.

    11. "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the 1934 Act in determining whether a person is the Beneficial Owner of a Security for purposes of
         Section 16 of the 1934 Act and the rules and regulations promulgated thereunder except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person or Disinterested Trustee has or acquires. A "Beneficial Owner" of a Security under Rule 16a-1(a)(2) is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the Security. As set

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         forth in Rule 16a-l(a)(2), the term "pecuniary interest" in Securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Securities.
         Any report required under this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Securities to which the report relates.

    12. "Board" means, with respect to each Baron Fund, such Baron Funds' Board of Trustees.

    13. "Chief Compliance Officer" or "CCO" means the person so designated or her/his successor.

    14.  "Client" means any clients of the Advisers, including any Baron Fund.

    15.  "Code" has the meaning given to it in the Introduction.

    16.  "Control" shall have the same meaning as that set forth in
         Section 2(a)(9) of the 1940 Act.

    17. "Designated Person" means an individual or individuals appointed from time to time by the Board for the purpose of this Code.

    18. "Disinterested Trustee" means a trustee of the Baron Funds who is not an "interested person" of the Baron Funds within the meaning of
         Section 2(a)(19) of the 1940 Act.

    19. "Federal Securities Laws" means the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

    20.  "Firm" has the meaning given to it in the Introduction.

    21. "Frequent Trading" means frequent purchases and redemptions of U.S. registered open end fund shares by shareholders. Shareholders will be deemed to be engaged in Frequent Trading and may not exchange shares,
         (i) with respect to purchases and sales in Funds, within six months of purchase and (ii) with respect to Mutual Fund Securities, within three

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         months of purchase. Market timing, short term trading and excessive trading are all forms of Frequent Trading.

    22. "Fund" means any investment company or pool of assets that is advised or sub-advised by an Adviser or an affiliate of an Adviser.

    23. "Fund Access Person" has the meaning given to it under the definition of Access Person.

    24. "Initial Public Offering" means an offering of Securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

    25. "Investment Personnel" means (i) any employee of the Baron Funds or BAMCO (or of any company in a Control relationship to the Baron Funds or BAMCO) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Baron Fund; and (ii) any natural person who Controls the Baron Fund or BAMCO and who obtains information concerning recommendations made to the Baron Fund regarding the purchase or sale of Securities by the Baron Fund. Investment Personnel includes, but is not limited to, any Investment-Related Employee and any Portfolio Manager.

    26. "Investment-Related Employee" means Access Persons who are research analysts, research assistants, traders and trading assistants.

    27. "Late Trading" means when a mutual fund order is received from a client after a Baron Fund's trading deadline as described in such Baron Fund's prospectus.

    28. "Limited Offering" means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) therefor pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

    29. "Mutual Fund Securities" means shares issued by U.S. registered open-end funds other than Funds or money market funds.

    30.  "1933 Act" means the Securities Act of 1933, as amended.

    31.  "1934 Act" means the Securities Exchange Act of 1934, as amended.

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    32.  "1940 Act" has the meaning given to it in the Introduction.

    33. "Non-Reportable Securities" means: (i) direct obligations of the Government of the United States; (ii) money market instruments (including bankers' acceptances, bank certification of deposit, commercial paper and high quality short-term debt instruments, repurchase agreements); (iii) shares issued by money market funds; and
         (iv) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Funds.

    34. "Personal Securities Holdings" mean (i) Securities in your own account, including IRAs, and (ii) Securities in an account in which you have indirect Beneficial Ownership, unless you have no direct or indirect influence or Control over the account. Accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which you have a beneficial interest (such as a trust of which you are an income or principal beneficiary) are included within the meaning of "indirect Beneficial Ownership."

    35. "Personal Securities Transactions" mean (i) transactions in Securities for your own account, including IRAs, or (ii) transactions in Securities for an account in which you have indirect Beneficial Ownership, unless you have no direct or indirect influence or Control over the account. Accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which you have a beneficial interest (such as a trust of which you are an income or principal beneficiary) are included within the meaning of "indirect Beneficial Ownership."

    36. "Portfolio Manager" means any Access Person(s) who has primary direct responsibility and authority to make investment decisions on behalf of Client.

    37. "Purchase or sale of a Security" includes, among other things, the purchase or writing of an option to purchase or sell such Security, with respect to a convertible security, the conversion of such security, the purchase, sale or exercise of a warrant for the purchase of such security, the purchase or sale of any futures contract or option on any futures contract relating to such security, and the purchase or sale of any other commodity or derivative relating to such security.

    38. "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act to wit: any note, stock,

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         treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; except it does not include Mutual Fund Securities or Non-Reportable Securities.

    39. "Security being considered for purchase or sale" occurs when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

    40. "Security Held or to be Acquired" means (i) any Security which, within the most recent 15 days, (a) is or has been held by Client, as applicable, or (b) is being or has been considered by the Baron Fund or the Adviser for purchase by Client; and (ii) any option to purchase or sell and any Security convertible into or exchangeable for a Security.

    41. "Supervised Persons" means directors and officers of each Adviser (or other persons occupying a similar status or performing similar functions), employees of each Adviser, and any person who provides advice on behalf of any Adviser and is subject to an Adviser's supervision and control.

    42. "Universe" means, with respect to a Portfolio Manager, all Securities in the universe for which that Portfolio Manager has primary direct investment responsibility and authority, including all Securities that may be considered for investment for one or more Clients. The Designated Persons, acting in consultation with Ron Baron and/or the Board, shall determine from time to time the industries and/or market cap ranges included in a universe.

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D. Restrictions

    1. Actual Knowledge. No Access Person or Disinterested Trustee shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which, to his or her actual knowledge at the time of such purchase or sale is (i) being considered for purchase or sale by an Adviser or a Client, or (ii) being purchased or sold by an Adviser or a Client.

    2. Purchases, Sales or Other Dispositions of Securities.

       a. Held by a Client

           (i) General Rule. No Access Person may purchase or sell, directly or indirectly, any Security held by a Client or any Security that is being considered for purchase or sale by a Client. An Access Person who owns a Security that is held by the Baron Fund must hold that position for a minimum of one year. A Portfolio Manager who owns a Security that is subsequently owned by a Client may not sell that Security until the Client has sold its entire position in that Security.

           (ii) Short Sales. A Security that is held by any Client may not be sold short by any Access Person. A Security sold short by an Access Person that is subsequently purchased by a Client must be covered by the Access Person immediately upon discovery that a Client is purchasing the Security. Such purchases will be exempt from the restrictions of Section D.2.a.(i) herein, but no Access Person may receive a better intra-day price than any Client.

       b. Not Held by a Client

           (i) Portfolio Managers. No Portfolio Manager may purchase or sell, directly or indirectly, any Security that is in his or her Universe.

           (ii) Non-Portfolio Managers. Access Persons who are not Portfolio Managers may purchase Securities in the Universe if such purchase is consistent with Section D.1 above and the other restrictions of this Section D.2, subject to the requirements of Section G hereof. Additionally, Investment-

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                 Related Employees must first pitch the Security to any
                 Portfolio Manager who covers the Universe of the Security, and the Portfolio Managers must decline interest prior to approval being granted. If the Portfolio Mana-4Mger is interested in purchasing the Security, Section D.1 controls.

          (iii) Holding Periods. The minimum holding period by Access Persons for a Security not held by a Client is six months. If a Client should subsequently purchase the Security, the holding period is increased to one year from the time of purchase. If all Clients have sold their entire positions, the minimum holding period by Access Persons will be reduced to six months. Portfolio Managers are subject to the additional restrictions of Section D.2.a.(i) above. If an Access Person has entered into a legitimate hedging transaction, as long as the underlying Security has been held for a minimum of six months, the hedge may be closed in less than six months, upon receipt of the appropriate approvals.

    3. Disclosure. No Access Person or Disinterested Trustee shall reveal to any other person (except in the normal course of his or her duties on behalf of the Adviser or Client) any information regarding Securities transactions by the Client or the Adviser on behalf of Clients, or the fact that any such Securities transaction is under consideration.

    4. Recommendations. No Access Person or Disinterested Trustee shall recommend any Securities transaction by a Client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, to the Designated Persons, including without limitation disclosure of (i) his or her direct or indirect Beneficial Ownership of any Securities of such issuer; (ii) any contemplated transaction by such Access Person or Disinterested Trustee in such Securities, which transaction may be materially impacted by the recommended transaction by the Adviser or Client; (iii) any position with such issuer or its affiliates; and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other.

    5. Frequent Trading/Late Trading. No Access Person or Disinterested Trustee shall engage in or facilitate Frequent Trading or Late Trading in a Baron Fund.

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    6. Restricted Periods. No Access Person may buy or sell a Security within fifteen calendar days after Client trades in that Security. If Client purchases or sells a Security within seven days after an Access Person purchases or sells such Security, Client must receive the better price, pursuant to Sections F.3 and F.4 hereof.

    7. Public Offerings. No Access Person may acquire any Security in any Initial Public Offering or secondary public offering.

    8. Limited Offerings. Investment Personnel and Adviser Access Persons shall not directly or indirectly acquire Beneficial Ownership in any Securities in a Limited Offering without the prior approval of at least two of the Designated Persons. This prior approval should take into account, among other factors, whether the investment opportunity should be reserved for the Adviser's Clients and whether the opportunity is being offered to an individual by virtue of his or her position with a Baron Fund, an Adviser or BCI. The Designated Persons will maintain a record of any decision to approve such an acquisition, and the reasons supporting the decision. Investment Personnel and Adviser Access Persons who have been authorized to acquire Securities in a Limited Offering must disclose such Limited Offering investment to the Chief Compliance Officer if one or more of the Advisers or a Baron Fund subsequently makes a decision to invest in the same issuer. In the foregoing circumstances, the Advisers' or a Baron Fund's decision to purchase Securities of the issuer shall be subject to an independent review by their respective CCOs assuming no personal interest in such issuer by such CCO. (Note: The person making the independent review should not directly or indirectly report to nor be supervised by the Investment Personnel or Adviser Access Person who purchased the Limited Offering under review).

    9. Transactions in Funds.

       a. Reporting. All Access Persons shall report all transactions in Funds quarterly, consistent with the reporting provisions contained in Section H below. All holdings shall be reported annually.

       b. Holding Period. Any investment in any Fund by an Access Person must be held for a minimum of six months.

       c. Pre-Clearance. All sales of Funds must be approved in advance, in accordance with the pre-clearance provisions of Section G herein.

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            Purchases of Funds do not require pre-clearance.

         d. Duplicates. Access Persons must arrange to have duplicate confirms of Fund transactions sent to the legal department.

    10. Transactions in Mutual Fund Securities. The following applies to all employees of the Baron Funds and the Firm engaging in transactions in Mutual Fund Securities for their own accounts or with respect to accounts they may have a direct or indirect Beneficial Ownership. For transactions in Funds, see paragraph 9 above.

         a. Pre-clearance, Duplicates. There is no requirement that transactions in Mutual Fund Securities be pre-cleared or that duplicate confirms be sent to Baron Capital Group (except that duplicates are required if the Mutual Fund Securities are purchased in a brokerage account).

         b. Holding Period. All investments in Mutual Fund Securities must be held for a minimum of three months. The holding period does not apply to spouses or children unless the employee controls the account.

         c. Reporting. Transactions in Mutual Fund Securities do not require quarterly reporting. Annual reporting under Section H does apply.

         d. Exemptions. Transactions or a series of transactions may be exempt from the requirements of this Section D.10 on a case-by-case basis. Requests pursuant to this Section D.10 must be submitted in writing in advance and be approved by at least two Designated Persons.

    11. Other Conflicts of Interest. Access Persons and Disinterested Trustees should also be aware that certain situations may involve conflicts of interest. The following should be regarded as examples of situations involving real or potential conflicts rather than a complete list of situations to avoid.

         a. Inside Information. The use of "inside information" in connection with Personal Securities Transactions as well as in connection with client transactions is prohibited.

         b. Use of Information. Information acquired in connection with

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            employment by the Firm may not be used in any way that might be contrary to or in competition with the interests of clients.

         c. Disclosure of Information. Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside the Firm and in no way can be used for personal gain.

    12. Effective Date. All employees of the Baron Funds and the Firm become subject to this Code upon commencement of his or her employment with Baron Funds or the Firm. Securities positions acquired prior to such employment are subject to the restrictions of the Code as of commencement of employment.

E. Exemptions

    1. The prohibitions-3 of Section D (Restrictions) and the requirements of Section G (Pre-Clearance) of this Code shall not apply to:

         a. Purchases or sales of Non-Reportable Securities;

         b. Purchases or sales that are non-volitional on the part of the Access Person or Disinterested Trustee (non-volitional transactions include gifts over which the Access Person or Disinterested Trustee has no control of the timing or transactions which result from corporate action applicable to all similar Security holders, such as splits, tender offers, mergers, stock dividends, etc.);

         c. Purchases which are part of an automatic dividend reinvestment plan; or

         d. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities to the extent such rights were acquired from such issuer, and sales of such rights.

    2. Special Exceptions. The prohibitions of Section D and the requirements of Section G shall not apply to purchases or sales by Access Persons and Disinterested Trustees that receive the prior written approval of at least two Designated Persons and which are only remotely potentially harmful to Client because:

         a. they would be very unlikely to affect a highly institutional market;

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       b. they clearly are not related economically to the Securities to be purchased, sold or held by Clients; or

       c. special circumstances exist and the grant of special approval for a transaction would not be inconsistent with the general purposes of this Code.

       An exemption under this Section E.2 shall be effective upon determination by at least two Designated Persons that the transaction for which such exemption is requested would not violate any policy embodied in this Code and that such exemption is appropriate to avoid an injustice to the employee in the particular factual situation presented. Factors to be considered by the Designated Persons may include: the size and holding period of the employee's position in the Security, the market capitalization of the issuer, the liquidity of the Security, the reason for the employee's requested transaction, the amount and timing of client trading in the same or a related Security, and other relevant factors.

    3. Transactions by spouses and children. Spouses and children are exempt from the holding periods in any Mutual Fund Security or Security
       (i) which was not owned by any of the Baron Funds as of the last published report or (ii) which is not otherwise known by the spouse or non-dependent child to be owned by the Baron Funds, subject to the conditions set forth in Section G.4.

    4. Disinterested Trustees. A Disinterested Trustee who would be subject to Section G by reason of being a Baron Fund trustee will not be subject to Section G unless, at the time of a transaction, such Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Baron Fund, should have known, that during the 15-day period immediately preceding or after the date of the transaction in a Security by the Disinterested Trustee, the Baron Fund purchased or sold the Security or the Adviser considered purchasing or selling the Security for the Baron Fund. Moreover, notwithstanding the reporting requirements in Section H, a Disinterested Trustee (including the Disinterested Trustee's spouse or child) who would be required to report solely by reason of being a trustee of the Baron Fund trustee is not required to file an Initial Holdings Report Form or an Annual Holdings Report Form (each, as defined in Section H of the Code) and need not file a Quarterly Report Form (as defined in Section H of the Code), unless such Disinterested Trustee knew, or in the ordinary course of fulfilling his official duties as a trustee of the Baron Fund should have known, that during the 15-day period immediately preceding or after the date of the transaction in a Security by the Disinterested Trustee, the Baron Fund purchased or sold the Security or the Baron Fund or the Adviser considered purchasing or selling the Security for the Baron Fund. If the Disinterested Trustee had such actual or imputed knowledge, then Section H shall be applicable with respect to the particular transaction.

F. Additional Prohibitions; Penalties

    1. No Access Person or Disinterested Trustee may receive any gift or other thing of more than de minimis value ($100) from any person or entity that does business with or on behalf of Clients without the advance written approval of the Designated Persons pursuant to the Firm's Policy Regarding Receipt of Goods and Services.

    2. No Access Person may serve on the Board of Trustees or Board of Directors of a publicly traded company absent prior authorization of the Designated Persons based upon a determination that the board service would be consistent with the interests of Clients. Where service on a board is authorized, Access Persons serving as trustees or directors generally should be isolated from making investment decisions with respect to those companies.

    3. If any purchase or sale of a Security on behalf of Client occurs within seven days of an Access Person's purchase or sale in that Security, Client must receive the better price or the equivalent thereof.

    4. Any profits realized on transactions in violation of this Code must be disgorged within five days of notification of the amount by the Designated Persons.

G. Pre-Clearance

   All Access Persons and Disinterested Trustees and any other person so designated must pre-clear all Personal Securities Transactions subject to this Code using the Firm's pre-clearance form as follows. All necessary approvals must be obtained before any transaction orders are entered. By placing an order for any Personal Securities Transaction, an Access Person or a Disinterested Trustee shall be deemed to confirm that such transaction is not subject to any such trading restriction.

    1. Pre-Clearance Form. For Securities subject to this Code, a fully completed pre-clearance form must be signed by at least two Designated Persons. If a Designated Person is not available in person, verbal instructions may be given.

    2. Broker/Dealer. All Access Persons and Disinterested Trustees must effect all Personal Securities Transactions through a broker-dealer designated by the Adviser Board and the Board. Exceptions may be granted by the Adviser Board or the Board or the Designated Persons upon good cause shown.

    3. Duration. An approval is valid only for the day on which it is given. A continuance for a limited period of time may be granted by the Designated Persons, in writing, upon good cause shown.

    4. Transactions by spouses or children. A limited exemption to the pre-clearance requirement applies to purchases or sales by an Access Person's or a Disinterested Trustee's spouse or child who makes his/her own investment decisions, subject to the following conditions.

       a. This exemption shall not be available if such spouse or child knows or reasonably should know that Client either owns the Security or is considering purchasing or selling the Security.

       b. The pre-clearance exemption shall not apply to any transaction in any Security held by a Baron Fund as reported in a Baron Fund's most recently published holdings report. All Access Persons are responsible for ensuring that their respective spouses or children who effect transactions in Securities have knowledge of the Baron Funds' holdings, which are publicly available every quarter (on the Baron Funds' web site or quarterly shareholder letters).

       c. This exemption shall not exempt any spouse or child from compliance with the reporting provisions of Section H of this Code.

    5. Disinterested Trustees. Notwithstanding the above, a Disinterested Trustee will only be subject to this Section G pursuant to Section E.4.

    6. Exclusion. Excluded from the pre-clearance and reporting requirements of Section H.1, 2 and 3 are transactions for the account of an Access Person, Disinterested Trustee or immediate family member of such Access Person or Disinterested Trustee over which the Access Person, Disinterested Trustee or immediate family member has no discretion or direct control with respect to the selection of the Securities therefor.

H. Reporting

    1. Every Access Person and Disinterested Trustee shall report to the Designated Person or the Firm's legal department the information described herein with respect to Personal Securities Holdings or Personal Securities Transactions; provided, however, that such reporting person shall not be required to make reports with respect to any account and/or transaction over which such person does not have any direct or indirect influence or where it would duplicate information recorded pursuant to Rules 204-2(a)(12) or (13) under the Adviser's Act.

    2. Duplicate Confirms. Every Access Person and Disinterested Trustee is required to have duplicate copies of all relevant brokerage statements sent to the legal department at the Firm. Such duplicate confirms must be provided by all persons subject to this Code, including spouses, dependent children and trusts.

    3. Quarterly Reports. Not later than 30 days after the end of the calendar quarter in which a transaction was effected, each Access Person and Disinterested Trustee shall report to the Designated Persons the following information with respect to any Security in which the Access Person or Disinterested Trustee had any direct or indirect Beneficial
       Ownership:

       a. the date of the transaction, the title and type of Security, and as applicable, the exchange ticker symbol, interest rate and maturity date, the number of shares, and the principal amount of each Security involved;

       b. the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

       c. the price at which the transaction was effected;

       d. the name of the broker, dealer or bank with or through whom the transaction was effected; and

       e. the date that the report is submitted by the Access Person or Disinterested Trustee.

       Each Adviser Access Person shall also report every Fund transaction (except automatic dividend re-investments), specifying the account, date of transaction, number of shares and total dollar amount of the transaction.

    4. Annual Holdings Reports. In addition to the quarterly reports, all Access Persons and Disinterested Trustees shall be required to disclose all Personal Securities Holdings, Funds and Mutual Fund Securities of which such Access Person or Disinterested Trustee has a direct or indirect Beneficial Ownership, including Non-Reportable Securities and Securities held by or for the account of an immediate family member (spouse, dependants) and for the account of any entity controlled by such Access Person or Disinterested Trustee or of which such Access Person or Disinterested Trustee or immediate family member is a direct or indirect beneficiary, within 10 days of commencement of employment and thereafter on an annual basis as of September 30 of each year and/or at any other time as requested by the firm. The information in the reports must be current as of a date no more than 35 days before the report is submitted. The reports must contain the title and type of Security, and, as applicable, the exchange ticker symbol, number of shares or principal amount of each Security and the name of any broker, dealer or bank with whom the Access Person or Disinterested Trustee maintained an account in which any Securities were held. The report must also contain the date the report is submitted by the Access Person or Disinterested Trustee. All material violations by Fund Access Persons or Disinterested Trustees shall be reported to the Board by the Chief Compliance Officer.

       Every Access Person and Disinterested Trustee must report securities held in any account of an immediate family member (spouse, dependants) and for the account of any entity controlled by an Access Person or Disinterested Trustee or of which such Access Person or Disinterested Trustee or immediate family member is a direct or indirect beneficiary.

       Excluded from the reporting requirements are accounts of an Access Person, Disinterested Trustee or immediate family member of such Access Person or Disinterested Trustee over which such Access Person, Disinterested Trustee or immediate family member has no direct or indirect control with respect to the selection of the Securities therefor.

    5. Capital Gains Reports. Each Access Person shall be required to submit annually a copy of Schedule D of his or her federal tax return at the time of the filing thereof. The Schedule D must be accompanied by a signed statement representing that the Schedule D is a true and correct copy of the Schedule D as filed with such person's federal tax return for that calendar year. Persons who file tax returns pursuant to an extension request after April 15 should submit a signed statement to that effect by April 15 and undertake therein to submit the Schedule D no later than the federal due date.

    6. Any of the reports may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

    7. All reports required to be filed pursuant to Sections H.4, 5 and 6 shall be reviewed by the persons listed in Part III of the Supplement to the Code.

    8. The Chief Compliance Officer, on behalf of the Baron Funds, BAMCO, BCM and BCI, shall furnish to the Board, and the Board (a) may consider quarterly, a report in connection with Fund Access Persons or Disinterested Trustees that identifies any violations requiring significant remedial action during the past quarter and the nature of that remedial action; and (b) must consider annually, a written report that (i) describes any issues arising under the Code or procedures since the last report to the Board, including information about material violations of the Code or procedures by Fund Access Persons or Disinterested Trustees and sanctions imposed in response to the material violations; (ii) identifies any recommended changes in existing restrictions or procedures based upon the Baron Funds' and/or the Advisers' experience under the Code, evolving industry practices, or developments in applicable laws or regulations and (iii) certifies that the Baron Funds, BAMCO, and BCI, as applicable, have adopted procedures reasonably necessary to prevent Fund Access Persons or Disinterested Trustees from violating the Code.

       The Board will also be asked to approve any material change to the Code within six months after the adoption of such change, upon receiving a certification from each of the Baron Funds and BAMCO that procedures reasonably necessary to prevent Access Persons or Disinterested Trustees from violating the Code have been adopted, based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons or Disinterested Trustees from engaging in any prohibited conduct as described in Section I hereof.

    9. Report any Violations. Supervised Persons must report any violations of the Code promptly to the CCO or to the Designated Person(s) who is/are responsible for promptly notifying the CCO of any violation of the Code.

    10. Disinterested Trustees. Notwithstanding the above, a Disinterested Trustee will only be subject to this Section H pursuant to Section E.4.

I. Certifications

    1. All Supervised Persons and all Fund Access Persons or Disinterested Trustees shall be required to certify that they have received a copy of the Code and any amendments thereto, read and understood it and acknowledge they are subject thereto.

    2. All Supervised Persons and all Fund Access Persons or Disinterested Trustees shall be required to certify annually that they have read and understand the Code and recognize that they are subject thereto, that they have complied with the requirements of the Code, and that they have disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of the Code. Further, all Access Persons or Disinterested Trustees are required to certify annually that none of the securities transactions in which they have engaged violated the Code. Annual certification forms should be returned to the Designated Persons.

J. Sanctions

   Upon discovering a violation of this Code, BAMCO, BCM, BCI and/or the Board may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator and/or a disgorgement of any profits.

   Again, we emphasize the importance of Access Persons obtaining prior clearance of all transactions in Securities, filing the necessary forms promptly and avoiding other situations that might involve even the appearance of a conflict of interest. Questions regarding interpretation of this policy or questions related to specific situations should be directed to the Designated Persons.

K. Administration and Construction

   The Adviser must provide its Supervised Persons with a copy of the Code and any amendments. Each Supervised Person must provide a written acknowledgment of his or her receipt of the Code or amendments, as applicable, to the Designated Persons.

    1. The duties of the Designated Persons are as follows:

       a. Maintaining a current list of the names of all Adviser Access Persons, a current list of the names of all Fund Access Persons and a current list of the names of all Disinterested Trustees, each with an appropriate description of their title or employment, including a notation of any outside directorships held by such Adviser Access Persons, Fund Access Persons and Disinterested Trustees who are officers or employees of the Adviser or of any company that Controls the Adviser, and informing all Access Persons and Disinterested Trustees of their reporting obligations hereunder;

       b. Maintaining, or supervising the maintenance of, and reviewing all records and reports required by this Code; and

       c. Submitting a written report, pursuant to Rule 17-j of the 1940 Act, to the Board, no less frequently than annually that describes any issues (reportable under Rule 17-j of the 1940 Act) arising under the Code since the last such report, including but not limited to the information described in Section H.8.b.(ii) hereof.

    2. The Baron Funds and the Adviser shall cause to be maintained in an easily accessible place at the principal place of business of the Baron Funds and the Adviser, the following records:

       a. A copy of all codes of ethics adopted by the Baron Funds or the Adviser, as the case may be, pursuant to Rule 204A-1 or Rule 17j-1 that have been in effect at any time during the past five (5) years;

       b. A record of each violation of the Code and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

       c. A copy of each report made pursuant to Sections H and I by an Access Person and, if applicable, a Disinterested Trustee for at least two
          (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

       d. A copy of each report made by the Designated Persons to the Board for two (2) years from the end of the fiscal year of the Baron Funds in which such report is made or issued and for an additional three
          (3) years in a place that need not be easily accessible;

       e. A list of all Access Persons and Disinterested Trustees who are, or within the past five (5) years have been, required to make reports pursuant to Rule 204A-1, Rule 17j-1 and this Code, or who are or were responsible for reviewing such reports;

       f. A copy of each confirm required by Section H.2 for at least two
          (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible;

       g. A record of any decision, and the reasons supporting the decision, to approve the acquisition by Adviser Access Persons and Fund Access Persons of Securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted; and

       h. A copy of each Supervised Person's written acknowledgment of his or her receipt of the Code or amendments, as applicable for five
          (5) years from such Supervised Person's termination.

                               BARON ASSET FUND
                              BARON CAPITAL FUNDS
                              BARON SELECT FUNDS
                                  BAMCO, INC
                        BARON CAPITAL MANAGEMENT, INC.
                              BARON CAPITAL, INC.

                      AMENDED AND RESTATED CODE OF ETHICS

                                 CONFIRMATION

   I confirm that I have received, read and understood the Amended and Restated Code of Ethics. I fully understand and hereby agree to be bound by this Amended and Restated Code of Ethics dated October 12, 2005.

Signature:
            ---------------------------

Print Name:
            ---------------------------

Date:
            ---------------------------

                         BARON INVESTMENT FUNDS TRUST
                           BARON CAPITAL FUNDS TRUST
                              BARON SELECT FUNDS
                                  BAMCO, INC.
                        BARON CAPITAL MANAGEMENT, INC.
                              BARON CAPITAL, INC.

                               Supplement to the
                      Amended and Restated Code of Ethics

I.   Designated Persons
     The following individuals are currently the Designated Persons under the Code of Ethics:

          Linda Martinson
          Morty Schaja

     Note: Designated Persons may not pre-clear, approve, authorize or review their own transactions or reports. There must always be at least two Designated Persons except where the transaction is by a Designated Person.

II.  Designated Brokers
     The designated broker is Charles Schwab. Employees who want to trade through another broker must submit a written request and get authorization from the Designated Persons.

III. Review Personnel
     The following individuals are currently assigned to review the reports required pursuant to Section H of the Code of Ethics:

          Jesse Lindenberger-Schutz
          Melissa Scagnelli

     who report to Linda Martinson

     Note: Review personnel may not review their own reports.

Amended and Restated: October 12, 2005